Exhibit 99.1

SBT Bancorp, Inc. Reports Third Quarter 2013 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--October 25, 2013--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for Simsbury Bank & Trust Company, today announced net income of $85,000 or $0.06 per diluted share for the third quarter of 2013, compared to $506,000 or $0.55 per diluted share for the third quarter of 2012.

For the nine months ended September 30, 2013, net income amounted to $1,003,000, or $1.05 per diluted share. This compares to net income of $1,440,000 or $1.51 per diluted share for the nine months ended September 30, 2012. Total assets on September 30, 2013 were $407 million compared to $369 million on September 30, 2012.

“The third quarter featured double digit growth in our deposits and continued strong loan growth. Our earnings performance, however, was disappointing as the sudden and dramatic rise in market interest rates adversely impacted our mortgage gain-on-sale revenue trend and slowed demand for mortgage refinancings. Nevertheless, we are very pleased with progress in our commercial lending operations, with commercial loan balances increasing by $18 million or 31% since year end 2012,” stated SBT Bancorp President and CEO, Martin J. Geitz. “Our progress also includes the fulfillment of two key senior management positions that will further strengthen our leadership team. Richard J. Sudol joined the Bank as Senior Vice President and Chief Financial Officer and David H. MacKenzie joined as Senior Vice President and Chief Mortgage and Consumer Lending Officer. Rich and Dave bring the extensive knowledge and experience required to lead our growth into new markets throughout southern New England.

Key highlights for the third quarter or at September 30 include:

  Overall loan growth of $23 million or 9% during the third quarter reflects strong growth in both commercial loans and residential mortgages
  During the third quarter total assets grew $25 million or 6.4%
  Total deposits increased $39 million or 12% during the third quarter
  Third quarter 2013 net income was $421 thousand lower compared to third quarter 2012 and $316 thousand lower than linked quarter primarily due to the reduction in mortgage banking gain on loan sales as the increase in longer-term interest rates has negatively impacted residential mortgage refinancing activity
  Net interest and dividend income increased $270 thousand or 10% compared to the third quarter of 2012 and increased $179 thousand or 7% compared to linked quarter
  Third quarter net interest margin of 3.15% was up by 12 basis points compared to the third quarter of 2012 and was up by 5 basis points compared to linked quarter
  Continued asset quality improvement is evidenced by a total loan delinquency decrease to 1.24% of total loans compared to the previous quarter’s 1.38%
  The allowance for loan losses at September 30, 2013 was 1.00% of total loans.
  The Bank’s Total Risk Based Capital ratio remains strong ending the third quarter of 2013 at 13.24%
  During the third quarter, the Bank completed its move of the administrative offices to a larger facility to accommodate growth

On September 30, 2013, loans outstanding were $278 million, an increase of $51 million, or 22%, over a year ago. Commercial loans grew by $22 million or 40%, Residential mortgage loans grew by $26 million or 22%, and Consumer loans grew by $2 million or 4%. Combined mortgage and consumer loan closings decreased by 4% during the third quarter 2013 as compared to the third quarter 2012 due to a 10% decrease in mortgage closings offset by a 25% increase in consumer closings. Combined mortgage and consumer loan closings for the first nine months of 2013 increased by 11% as compared to the first nine months of 2012 due to a 7% increase in mortgage closings and a 32% increase in consumer closings. The Bank was first in mortgage loan volume market share, according to the Warren Group, in its four town branch market as well as its nine town CRA market area. The profile of the Company’s loan portfolio remains relatively strong. The Company’s allowance for loan losses at September 30, 2013 was 1.00% of total loans. The Company had non-accrual loans totaling $2.9 million equal to 1.05% of total loans on September 30, 2013 compared to non-accrual loans totaling $809 thousand or 0.36% of total loans a year ago. Total non-accrual and delinquent loans on September 30, 2013 were 1.24% of loans outstanding compared to 0.69% on September 30, 2012. The increase in non-accrual and delinquent loans was primarily due to two loans to related businesses that discontinued operations in June, totaling $1.1 million. Both loans are fully collateralized with no loss expected.

Total deposits on September 30, 2013 were $364 million, an increase of $30 million or 9% over a year ago. This growth was mainly in core demand deposits and municipal deposits. At quarter-end, 26% of total deposits were in non-interest bearing demand accounts, 54% were in low-cost savings and NOW accounts, and 20% were in time deposits.

Total revenues, consisting of net interest and dividend income plus noninterest income, were $3,331,000 in the third quarter compared to $3,677,000 a year ago, a decrease of 9%. Net interest and dividend income increased by $270,000 or 10%, primarily due to an increase in yield on earning assets and increases in average outstanding balances. Noninterest income decreased by $616,000 primarily due to a decrease in gain on loan sales in the amount of $498,000. For the nine months ended September 30, 2013, total revenues were $10,657,000 compared to $10,690,000 for the nine months ended September 30, 2012, a decrease of $33,000 or less than 1%. Over this period, core net interest and dividend income increased by $242,000 or 3% while noninterest income decreased by $275,000 primarily due to a decrease in gains on loans sold.

The Company’s taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.15% for the third quarter of 2013 as compared to 3.03% for the third quarter of 2012. The Company’s cost of funds declined 5 basis points while the yield on interest earning assets increased 7 basis points during the third quarter of 2013 as compared to the third quarter of 2012.

Total noninterest expenses for the third quarter of 2013 were $3,160,000, an increase of $196,000 or 6.6% above the third quarter of 2012. The increase was primarily due to increases in marketing related expenses in the amount of $61,000, other operating expenses in the amount of $82,000 and occupancy expenses in the amount of $23,000. Third quarter 2013 occupancy costs included costs related to relocating the Company’s administrative offices to a larger facility. The move was completed during the month of July. For the nine months ended September 30, 2013, total noninterest expenses were $9,200,000 compared to $8,557,000 for the nine months ended September 30, 2012, an increase of $643,000 or 8%. Over this period, the increase in expenses was primarily in salary and employee benefits.

Capital levels for the Simsbury Bank & Trust Company on September 30, 2013 were above those required to meet the regulatory “well-capitalized” designation.

Capital Ratios September 30, 2013
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.12%	5.00%
Tier 1 Risk-Based Capital Ratio	12.08%	6.00%
Total Risk-Based Capital Ratio	13.24%	10.00%

Simsbury Bank is an independent, local bank for consumers and businesses. The Bank has approximately $407 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; loan originators active throughout Southern New England and a mortgage production office in Canton, Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc and Subsidiary
Condensed Consolidated Balance Sheets
September 30, 2013 and 2012

(In Thousands, Except Share Data)

	9/30/2013	12/31/2012	9/30/2012
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$10,238	$12,372	$6,807
Interest-bearing deposits with Federal Reserve Bank of Boston and Federal Home Loan Bank	7,247	19,276	32,340
Money market mutual funds	355	358	365
Federal funds sold	36	2,094	2,476
Cash and cash equivalents	17,876	34,100	41,988

Interest-bearing time deposits with other bank	2,814	3,789	3,752
Investments in available-for-sale securities (at fair value)	96,259	91,820	86,274
Federal Home Loan Bank stock, at cost	1,808	589	589

Loans outstanding	277,800	235,884	227,224
Less allowance for loan losses	2,764	2,594	2,482
Loans, net	275,036	233,290	224,742

Premises and equipment	1,590	824	841
Accrued interest receivable	1,001	1,019	323
Other real estate owned	117	213	961
Bank owned life insurance	6,679	6,520	6,325
Other assets	3,827	2,855	2,903
Total other assets	13,214	11,431	11,353

TOTAL ASSETS	$407,007	$375,019	$368,698

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$94,915	$92,670	$70,100
Savings and NOW deposits	197,086	175,268	188,259
Time deposits	71,814	72,471	74,969
Total deposits	363,815	340,409	333,328

Securities sold under agreements to repurchase	3,931	3,569	4,615
Federal Home Loan Bank advances	10,000	-	-
Other liabilities	1,326	1,604	1,528
Total liabilities	379,072	345,582	339,471

Stockholders' equity:
Preferred Stock, senior non-cumulative perpetual, Series C, no par; 9,000 shares issued and outstanding at September 30, 2013 and 2012; liquidation value of $1,000 per share	8,973	8,964	8,961
Common Stock, no par value; authorized 2,000,000 shares; issued and outstanding 889,396 shares and 888,310 shares, respectively, at 9/30/13 and 888,724 shares and 888,310 shares, respectively, at 12/31/12	9,929	9,901	9,639
Retained earnings	10,366	9,819	9,364
Treasury Stock, 414 shares	(7)	(7)	(7)
Unearned compensation restricted stock awards	(251)	(368)	(141)
Accumulated other comprehensive income	(1,075)	1,128	1,411
Total stockholders' equity	27,935	29,437	29,227
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$407,007	$375,019	$368,698

SBT Bancorp, Inc
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the quarter ended		For the nine months ended
	9/30/2013	9/30/2012	9/30/2013	9/30/2012

Interest and dividend income:
Interest and fees on loans	$2,541	$2,352	$7,195	$7,288
Investment securities	522	464	1,612	1,346
Federal funds sold and overnight deposits	8	23	29	81
Total interest and dividend income	3,071	2,839	8,836	8,715

Interest expense:
Deposits	219	263	655	784
Interest on FHLB advances	7	-	8	-
Repurchase agreements	-	1	3	3
Total interest expense	226	264	666	787

Net interest and dividend income	2,845	2,575	8,170	7,928

Provision for loan losses	120	60	230	210

Net interest and dividend income after
provision for loan losses	2,725	2,515	7,940	7,718

Noninterest income:
Service charges on deposit accounts	118	121	368	361
Gain on sales of available-for-sale securities	(6)	30	98	78
Other service charges and fees	116	235	479	558
Increase in cash surrender value of life insurance policies	51	57	159	152
Gain on loans sold	111	609	1,203	1,491
Investment services fees and commissions	87	49	172	120
Other income	9	1	8	2
Total noninterest income	486	1,102	2,487	2,762

Noninterest expense:
Salaries and employee benefits	1,631	1,658	5,088	4,648
Occupancy expense	290	267	849	802
Equipment expense	69	72	188	200
Advertising and promotions	235	174	593	506
Forms and supplies	42	42	109	138
Professional fees	134	119	386	438
Directors' fees	62	57	187	170
Correspondent charges	77	83	242	267
Postage	23	20	66	68
FDIC Assessment	64	46	119	114
Data Processing Fees	156	131	434	369
Other expenses	377	295	939	837
Total noninterest expense	3,160	2,964	9,200	8,557

Income before income taxes	51	653	1,227	1,923
Income tax provision	(34)	147	224	483

Net income	$85	$506	$1,003	$1,440

Less: Preferred stock dividend and accretion	$29	$25	$87	$120

Net income available to common shareholders	$56	$481	$916	$1,320

Average shares outstanding, basic	871,055	867,640	870,695	866,135
Earnings per common share, basic	$0.06	$0.55	$1.06	$1.52

Average shares outstanding, assuming dilution	877,916	877,018	876,185	876,977
Earnings per common share, assuming dilution	$0.06	$0.55	$1.05	$1.51

CONTACT:
The Simsbury Bank & Trust Company
Richard Sudol, SVP & CFO, 860-408-5493
860-408-4679 (fax)
rsudol@simsburybank.com